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                                                                    EXHIBIT 10.7

                                  [LETTERHEAD]


MARCH 26, 1998

Mr. Anil Uberoi
44987 Naragnsett Court
Fremont, CA  94539

Dear Anil:

         I am pleased to offer you a position with XaCCT Technologies, Inc., a Delaware corporation (the "Company"), as its Vice President of Marketing, commencing on April 1, 1998. You shall report to the Company's President, and shall assume and discharge such responsibilities as are commensurate with such position and as the Company's President may direct. During the term of your employment you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently. In addition, you shall comply with the policies, procedures and practices of the Company as in effect from time to time.

         You will receive a monthly salary of $12,500 a month, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. As a Company employee, you will also be eligible to receive certain employee benefits including participation in the Company's health insurance plan and 401K program when the Company establishes such program and plan and to the extent of your eligibility under their terms. You should note that the Company might modify salaries and benefits from time to time as it deems necessary.

         We will recommend to the Board of Directors of XaCCT Technologies, LTD., an Israeli corporation ("XaCCT Ltd.") that, at its next board meeting you be granted an incentive stock option entitling you to purchase up to the equivalent of 2% of common stock of XaCCT Ltd. At the then current fair market value as determined by XaCCT Ltd's Board at that meeting. Such options shall be subject to the term and conditions of XaCCT Ltd's stock option plan and stock options agreement, including vesting requirement. In the event that the Company merges into or is acquired by another party and is not the surviving company, then to the extent permitted by XaCCT Ltd's stock option plan and stock option agreement and applicable law, all of the unvested portion of stock options granted pursuant to this offer will immediately vest.


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You shall be eligible to receive incentive bonus based on special individual objectives in 1998 and 1999. Your manager will set these objectives. Your incentive bonus for 1998 shall be an incentive stock option entitling you to purchase up to 0.25% of common stocks of XaCCT Ltd. at the then current fair market value as determined by XaCCT Ltd's Board in its first meeting after January 1, 1999. Your incentive bonus for 1999 shall be an incentive stock option entitling you to purchase up to 0.25% of common stocks of XaCCT Ltd. at the then current fair market value as determined by XaCCT Ltd's Board in its first meeting after January 1, 2000.

         You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

         In the event that the Company terminates your employment relationships without cause, you will continue to receive your monthly salary and benefits for three months following the effective date of termination.

         For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company or XaCCT Ltd. is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company or XaCCT Ltd.

         As a Company employee, you will be expected to abide by the Company's and XaCCT LTD's rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Normal working hours are from 8:30 a.m. to 6:00 p.m., Monday through Friday. Of course as an exempt employee you will be expected to work additional hours as required by your assignments.


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         To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

         We look forward to working with you.

                                            Sincerely,

                                            XaCCT Technologies, Inc.

                                            /s/ ERIC GRIES

                                            Eric Gries
                                            President and CEO

ACCEPTED AND AGREED TO
This 27 day of MARCH, 1998
     --        -----    --


/s/ ANIL UBEROI
---------------------------
Anil Uberoi

Enclosures:  Duplicate Original Letter Employment, Confidential Information, and
             Invention Assignment Agreement


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                                    EXHIBIT B

                      TERMS OF THE INCENTIVE STOCK OPTIONS

-------------------------------------------------------------------------------
1.     Name of the Optionee:                    Anil Uberoi
--------------------------------------------------------------------------------
2.     Number of ISOs granted:                  4,000
--------------------------------------------------------------------------------
3.     Exercise Price:                          $2.45
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4.     Expiration Date:                         8 years from the Date of Grant
--------------------------------------------------------------------------------
5.     Date of Grant:                           12-August-1999
--------------------------------------------------------------------------------
6.     Vesting schedule                         4 years
--------------------------------------------------------------------------------


      --------------------------------------------------------------------------
      % OF THE OPTIONS        VESTING DATE
      --------------------------------------------------------------------------
                              Every 3 months, starting from the 3rd month from
       6.25                   the Date of Grant (unless stated differently in
                              employee's contract)
      --------------------------------------------------------------------------




Optionee Signature         /s/ ANIL UBEROI                    9/2/99
                  --------------------------------------------------


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